July 17, 2008

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the incorporation of their report dated April 10, 2006, except for Note 2 which is October 23, 2006 and Notes 1, 3, 4, and 12 which is July 7, 2008, with respect to the balance sheet as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended of Searchlight Minerals, Corp., in the Registration Statement Form S-1/A, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts.”

Very truly yours,

/s/ Kyle L. Tingle
Kyle L. Tingle, CPA, LLC